Exhibit 99.1

IGC Reports Financial Results for June 30, 2020 Quarter and Prepares for Phase 1 Cannabinoid Clinical Trial for Alzheimer’s Patients

POTOMAC, MD, August 20, 2020 / India Globalization Capital, Inc. (“IGC” or the “Company”) (NYSE American: IGC) today announced its financial results for the quarter ended June 30, 2020, which is the first quarter of its 2021 fiscal year.

Revenue was approximately $584,000 and $1.649 million, for the June 30, 2020 and 2019 quarters, respectively. Revenue in the quarter ended June 30, 2020 was primarily derived from IGC’s Life Sciences segment, which involved sales of products such as hand sanitizers. In contrast, IGC’s revenue for the quarter ended June 30, 2019 was primarily derived from its infrastructure segment.

SG&A inclusive of R&D expenses for the June 2020 quarter was approximately $1.977 million compared to approximately $1.496 million for the June 2019 quarter. The June 2020 SG&A included a one-time settlement of all derivative suits against the Company and its officers and directors, legal expenses, and other accruals. IGC expects general and administrative expenses, not including R&D expenses, to decrease as one-time legal and other one-time expenses abate over the rest of this fiscal year.

Net comprehensive loss was approximately $1.94 million or $0.05 per share, for the June 2020 quarter, compared to approximately $1.36 million or $0.03 per share for the June 2019 quarter. Most of the increased loss is attributable to the increased SG&A with the remaining amount attributable to foreign exchange loss.

Important Business Updates:

●	On August 18, 2020, IGC received an official USPTO Notice of Allowance for its U.S. trademark NO3ATM, U.S. Serial Number: 88694194.
●	On August 5, 2020, the USPTO issued IGC a patent (no. 10751300) for its IGC-502 cannabinoid formulation for the treatment of seizures in humans and veterinary animals.
●

On July 30, 2020, IGC received notice from the FDA to proceed with a 12-subject Phase 1 human clinical trial (“removal of full clinical hold”) on its Investigational New Drug Application (INDA) for IGC-AD1, submitted under section 505(i) of the Federal Food, Drug, and Cosmetic Act. The Phase 1 trial will involve a randomized placebo controlled Multiple Ascending Dose (MAD) study to evaluate safety and tolerability of IGC-AD1 in subjects with mild to severe dementia due to Alzheimer’s disease. The study will evaluate pharmacokinetics and collect data on other factors. The investigational drug candidate IGC-AD1 is based on a patent filed by the University of South Florida that uses a cannabinoid as one of the active ingredients. IGC has exclusive intellectual property rights to the patent filing.

●

In response to the COVID-19 pandemic, IGC manufactured and distributed alcohol-based hand sanitizers and hand rubs. In an effort to help some of the harder hit communities, a portion of IGC’s hand sanitizers were donated to MEMA, the Navajo Indians in Arizona, the Crow Indian reservation in Montana, and the Sioux on the Rosebud Reservation in South Dakota.

●	On July 17, 2020, IGC filed a provisional patent application with the USPTO for its IGC-511 formulation for a cannabinoid-based composition and method for treating pain.
●

On July 6, 2020, the United States District Court for the District of Maryland entered an order formally and finally approving the January 2020 settlement between the derivative plaintiffs, IGC, and the named defendant directors and officers, thereby resolving all pending derivative suits. All derivative actions have now been formally terminated.

●

On May 12, 2020, IGC completed an investment as per the Share Subscription Agreement (“SSA”) with Evolve I, Inc., a Washington corporation (“Evolve”), by transferring a portion of the consideration to Evolve. As of June 30, 2020, IGC owned approximately 19.8% interest in Evolve.

COVID-19 Update:

IGC continues to monitor the impact from restrictions imposed by the COVID-19 pandemic on its financial condition, liquidity, operations, suppliers, industry, and workforce. IGC has suffered losses and setbacks due to the COVID-19 pandemic, resulting in delays in executing an ongoing construction contract, inability to commission equipment and a general slow-down in operations.

Revenue from the infrastructure segment continued to be adversely affected as IGC was unable to fully deploy its workforce. However, as soon as IGC can safely proceed, in compliance with applicable laws and regulations, it expects to engage in the infrastructure business including completing the roadbuilding contract that it has been awarded. As there is a general lack of visibility regarding the ongoing impact of the COVID-19 pandemic the revenue from the Life Sciences segment is also unpredictable.

“With the FDA’s recent notice to proceed with a cannabinoid trial on Alzheimer’s patients, IGC will be focusing on preparing to conduct the Phase 1 trial for IGC-AD1 in its Puerto Rico medical facility.  Despite the ongoing world health crisis, we are excited to begin developing and analyzing trial data on safety and tolerability so that we can hopefully move forward to efficacy trials of our investigational drug formulation for Alzheimer's in the future. We are encouraged by these important steps toward our ultimate goal to assist in the management and treatment of this devastating disease,” said Ram Mukunda, CEO.

About IGC:

IGC operates two lines of business: (i) infrastructure and (ii) life sciences. The Company is based in Potomac, Maryland, U.S.A. social media:  www.igcinc.us www.igcpharma.com Twitter @IGCIR.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IGC’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC’s control. IGC’s success is highly correlated with the success of its product candidates. IGC may not be able to protect its intellectual property adequately or receive patents. IGC’s patent applications, including ones that we have licensed, may not be granted by the USPTO, even if IGC is in full compliance with USPTO requirements. IGC may not have adequate resources, including financial resources, to successfully conduct all requisite clinical trials, to bring a product based on its patented formulation to market, or to pay applicable maintenance fees over time. IGC may not be able to successfully commercialize its products even if they are successful and receive regulatory approval. IGC may not be able to complete human trials, or, once conducted, human trial testing results may not be favorable or as anticipated. IGC’s projections anticipate stable pricing, which may not hold out over the next several years. Failure or delay with respect to any of the factors above could have a material adverse effect on IGC’s business, future results of operations, stock price, and financial condition. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the industries in which IGC operates, failure to commercialize one or more of the technologies of IGC, general economic conditions that are less favorable than expected, the FDA’s general position regarding hemp-based products , the ongoing COVID-19 pandemic and its effect on global and regional economies in which IGC participates, and other factors, many of which are discussed in IGC’s SEC filings. IGC incorporates by reference the Risk Factors identified in its Annual Report on Form 10-K filed with the SEC on July 13, 2020 and its Quarterly Report on Form 10-Q filed with the SEC on August 19, 2020 as if fully incorporated and restated herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur.

Contact:

Claudia Grimaldi

info@igcinc.us

Phone: 301-983-0998

< Financial Tables to Follow >

India Globalization Capital, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data) (Unaudited)

	June 30, 2020 ($)	March 31, 2020 ($)
ASSETS
Current assets:
Cash and cash equivalents	2,703	7,258
Marketable securities	5,098	5,081
Accounts receivable, net	264	133
Inventories	6,523	4,245
Deposits and advances	1,414	1,040
Total current assets	16,002	17,757

Intangible assets, net	275	252
Property, plant and equipment, net	10,603	9,780
Non-Marketable securities	260	11
Claims and advances	606	610
Operating lease asset	553	574
Total long-term assets	12,297	11,227
Total assets	28,299	28,984
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	1,099	762
Accrued liabilities and others	1,220	1,134
Short-term loans	-	50
Total current liabilities	2,319	1,946

Long-term loans	630	-
Other liabilities	16	16
Operating lease liability	471	485
Total non-current liabilities	1,117	501
Total liabilities	3,436	2,447

Commitments and Contingencies – See Note 12

Stockholders' equity:
Preferred stock, $0.0001 per value: authorized 1,000,000 shares, no share issued or outstanding as on June 30, 2020 and March 31, 2020	-	-
Common stock and additional paid-in capital, $0.0001 par value: 150,000,000 shares authorized; 41,196,130 and 39,320,116 shares issued and outstanding as on June 30, 2020 and March 31, 2020, respectively.	95,020	94,754
Accumulated other comprehensive loss	(2,908)	(2,850)
Accumulated deficit	(67,249)	(65,367)
Total stockholders' equity	24,863	26,537
Total liabilities and stockholders' equity	28,299	28,984

See accompanying Notes to the Condensed Consolidated Financial Statements in the Quarterly Report on Form

10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 19, 2020.

India Globalization Capital, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(in thousands, except loss per share) (Unaudited)

	Three months ended June 30,
	2020 ($)	2019 ($)
Revenues	584	1,649
Cost of revenues	(538)	(1,608)
Gross profit	46	41
Selling, general and administrative expenses	(1,755)	(1,249)
Research and development expenses	(222)	(247)
Operating loss	(1,931)	(1,455)
Other income – net	49	76
Loss before income taxes	(1,882)	(1,379)
Income taxes expense	-	-
Net loss attributable to common stockholders	(1,882)	(1,379)
Foreign currency translation adjustments	(58)	19
Comprehensive loss	(1,940)	(1,360)

Loss per share attributable to common stockholders:
Basic & diluted	(0.05)	(0.03)
Weighted-average number of shares used in computing loss per share amounts:	40,189	39,508

See accompanying Notes to the Condensed Consolidated Financial Statements in the Quarterly Report on Form

10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 19, 2020.